Exhibit 99.1
FOR IMMEDIATE RELEASE
November 5, 2009
NYSE Symbol: CPK
CHESAPEAKE UTILITIES CORPORATION ANNOUNCES IMPROVED FINANCIAL
RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2009
Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced financial results for the three months ended September 30, 2009. The Company generated net income of $308,000, or $0.04 per share (diluted), for the third quarter of 2009, compared to a net loss of $198,000, or $0.03 per share (diluted), for the third quarter of 2008. The Company’s Delmarva natural gas distribution and propane distribution operations typically experience seasonal losses or reduced earnings during the third quarter because customers do not require natural gas or propane for heating purposes during the summer months. The results for the third quarter of 2009 included the effect of deferring as a regulatory asset certain merger-related transaction costs, which the Company will seek to recover in subsequent rate proceedings. Absent the effects of the merger-related costs and related income taxes, the Company would have generated net income of $78,000, or $0.01 per share (diluted), for the quarter ended September 30, 2009. The improved period-over-period results primarily reflect customer growth and new transportation services on the Delmarva Peninsula, implementation of new rate structures in Delaware that reduce seasonal fluctuations on gross margin, and lower cost of propane for the propane distribution operations from the absence of inventory valuation adjustments, including a loss on a propane swap agreement, recorded during the third quarter of 2008 and which did not recur in 2009.
The Company generated net income of $9.7 million for the nine months ended September 30, 2009, or $1.40 per share (diluted), compared to net income of $9.2 million, or $1.34 per share (diluted) for the same period in 2008. The results for the nine months ended September 30, 2009 and 2008 include $530,000 and $1.2 million in merger-related costs that are not subject to recovery through future rates. Excluding the effects of merger-related costs and related income taxes, net income for the nine months ended September 30, 2009, would have been $10.2 million, or $1.46 per share (diluted), compared to $9.9 million, or $1.44 per share (diluted), for the same period in 2008. The increased year-to-date earnings primarily reflects customer growth, new transportation services on the Delmarva Peninsula, increased retail margins by the propane distribution operations, spot sale opportunities executed by the natural gas marketing operations and weather on the Delmarva Peninsula that was eight-percent colder in 2009. These positive achievements were partially offset by reductions in gross margin in the advanced information services and propane wholesale marketing operations, resulting from lower demand and adverse market conditions.
“Continued customer growth, expansion of services, and lower cost of propane on the Delmarva Peninsula helped us deliver improved results for the quarter, despite a challenging economy in Florida and difficult market conditions for the advanced information services segment. With the improved performance of our Delmarva businesses, together with our effort towards the completion of our Florida rate proceedings and the additional cost containment measures for our advanced information services segment, we are well-positioned to complete another successful year,” stated John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation. “We are excited about the closing of our merger with Florida Public Utilities Company and look forward to further strengthening our Florida operations as a result.”
Highlights for the quarter and the subsequent period included:
•
On October 22, 2009, shareholders of both Chesapeake and Florida Public Utilities Company (“FPU”) approved the merger, which became effective on October 28, 2009. Total consideration paid by Chesapeake is valued at approximately $75.7 million.

•
On August 18, 2009, the Florida Public Service Commission approved the Company’s request for an interim rate increase of $418,000 for the natural gas distribution operation in Florida, which was included in its petition for a permanent annual rate increase of $2.97 million. The Florida division started billing customers the approved interim rates on September 17, 2009, subject to refund, and anticipates a final decision on its request for a permanent rate increase by the end of 2009.

•
The Company’s natural gas transmission operation, Eastern Shore Natural Gas Company (“ESNG”), increased gross margin by $442,000 as a result of the implementation of new transportation services in late 2008 and early 2009. In addition, ESNG received approval from the Federal Energy Regulatory Commission on October 30, 2009 to commence service on new expansion facilities, which will provide 7,200 dekatherms per day of additional firm service on the Delmarva Peninsula and additional annualized gross margin of approximately $1.0 million.

•
The natural gas distribution operations in Delaware and Maryland experienced growth in residential, commercial and industrial customers, contributing an additional $300,000 to gross margin, in spite of the continued slowdown in the new housing market and reduced industrial growth in the region.

•
Margins from the Delmarva propane distribution operations increased by $779,000 as a result of the absence of inventory valuation adjustments, including a mark-to-market loss on a price swap agreement, totaling $975,000 caused by the sharp decline in propane prices during the third quarter of 2008.

The discussions of the results for the periods ended September 30, 2009 and 2008, use the term “gross margin,” which is a non-Generally Accepted Accounting Principle (“GAAP”) financial measure that management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart below. In addition, certain information is presented, which excludes for comparison purposes, all merger-related transaction costs incurred in connection with the FPU merger. Although the non-GAAP measures are not intended to replace the GAAP measures for evaluation of Chesapeake’s performance, Chesapeake believes that the portions of the presentation, which exclude the merger-related transaction costs are helpful on a comparative basis for investors to understand Chesapeake’s performance.
Comparative results for the quarters ended September 30, 2009 and 2008
Operating income increased by $1.1 million, or 93 percent, to $2.3 million for the third quarter of 2009, compared to $1.2 million for the same period in 2008. Operating income for the quarter ended September 30, 2009, included the effect of deferring as a regulatory asset, a portion of merger-related transaction costs, which the Company will seek to recover through future rates. Some of these costs were previously recorded as expense in the first and second quarters of 2009. Absent the effects of all merger-related costs, operating income for the third quarter of 2009 would have been $1.6 million. The increased operating results, net of the costs related to the merger, reflected increased gross margin, partially offset with increased other operating expenses.
Natural Gas Operations
Operating income for the natural gas segment increased by $243,000 in the third quarter of 2009, compared to the same period in 2008, as higher gross margin of $1.1 million exceeded an $811,000 increase in other operating expenses. Factors contributing to the period-over-period increase in gross margin are described in the following table:

(in thousands)

Gross margin for the three months ended September 30, 2008	$12,492

Factors contributing to the gross margin increase for the three months ended September 30, 2009:
New transportation services	508
Changes in rate structures	563
Net customer growth	209
Natural gas marketing	(205)
Other	(21)

Gross margin for the three months ended September 30, 2009	$13,546

•
New transportation services implemented by the natural gas transmission operations on the Delmarva Peninsula and in Florida, which became effective in late 2008 and in early 2009, contributed $508,000 to gross margin. Revenues from these new transportation services and an expansion project completed in the fourth quarter of 2009, net of amounts from other transportation services that are expiring, are expected to contribute additional gross margin of $828,000 in the fourth quarter of 2009 and $3.4 million of additional annual gross margin for 2010.

•
New rate structures for the Delaware natural gas distribution operation and the natural gas transmission operations generated $563,000 of gross margin. The new rate structure for the Delaware natural gas distribution operation, implemented in October of 2008, allows a greater portion of the annual revenue requirements to be collected through non-volume-based charges, which reduces the impact of weather volatility on gross margin. This change contributed $323,000 to the increase in gross margin for the third quarter of 2009. The new rate structure also allows collection of miscellaneous service fees, including $74,000 during the third quarter of 2009, which, although not representing additional revenue, had previously been offset against operating expenses. In addition, ESNG changed its rates effective April 2009, to recover specified project costs in accordance with the terms of precedent agreements with certain customers. These rates generated $129,000 in gross margin for the third quarter of 2009 and will contribute $387,000 of annualized gross margin in 2009.

•
Despite the continued slowdown in the new housing market and industrial growth in the region, the natural gas distribution operations in Delaware and Maryland experienced growth in residential, commercial and industrial customers, contributing an additional $300,000 to gross margin. The natural gas distribution operation in Florida experienced a decline in gross margin of $91,000, due primarily to the loss of three industrial customers to either bankruptcy or plant closings.

•
Partially offsetting the aforementioned increases in gross margin was a decrease of $205,000 from the Company’s natural gas marketing operation as prior year’s gross margin included favorable imbalance resolutions with interstate pipelines that did not recur during the third quarter of 2009 and a four-percent decrease in customer consumption in the current quarter.

Other operating expenses for the natural gas segment increased by $811,000 in the third quarter of 2009 compared to the same period in the prior year. This increase is attributable to $187,000 in increased payroll costs primarily related to compensation adjustments for non-executive employees pursuant to the results of a compensation survey completed in the fourth quarter of 2008, $183,000 in higher accruals for incentive compensation of as a result of improved operating results, $149,000 in higher benefit costs related to higher pension costs resulting from the decline in the value of pension assets in 2008 and increased payroll costs, and $197,000 in higher expenses related to plant investments made in late 2008 and 2009.
Propane Operations
The propane segment incurred a seasonal operating loss of $1.6 million for the third quarter of 2009, reducing its loss for the same period in 2008 by $565,000, as a result of a $665,000 increase in gross margin. Factors contributing to the period-over-period increase in gross margin are described in the following table:

(in thousands)

Gross margin for the three months ended September 30, 2008	$2,117

Factors contributing to the increase in gross margin for the three months ended September 30, 2009:
Increases in margin per retail gallon	829
Wholesale marketing and sales	(93)
Decrease in non-weather related gallons sold	(83)
Miscellaneous fees and other	12

Gross margin for the three months ended September 30, 2009	$2,782

•
The propane distribution operations increased gross margin by $829,000 due primarily to the absence of inventory valuation adjustments, including a mark-to-market loss on a price swap agreement, caused by the sharp decline in propane prices during the third quarter of 2008, which did not recur in the third quarter of 2009.

•
Decreased price volatility in the propane wholesale market in the third quarter of 2009 resulted in fewer opportunities for the Company’s propane wholesale and marketing operation, which led to a $93,000 gross margin decrease and a thirteen-percent decrease in its trading volume during the third quarter of 2009 compared to the same period in 2008.

•
Non-weather-related volumes sold, primarily in Florida, decreased during the third quarter of 2009 compared to the prior year. This decrease resulted in reduced period-over-period gross margin of $83,000.

Operating expenses for the propane segment increased by $100,000 for the third quarter of 2009 compared to the same period in 2008, due primarily to increased payroll costs and higher benefit costs caused by the decline in the value of pension plan assets during 2008, partially offset with lower vehicle related costs.
Advanced Information Services
The advanced information services segment experienced an operating loss of $103,000 for the quarter ended September 30, 2009, compared to operating income of $277,000 for the same period in 2008. Gross margin for the advanced information services segment was affected by a broad decline in information technology spending. The period-over-period decrease in gross margin of $407,000 reflects lower consulting revenues due to a 27-percent reduction in the number of billable hours.
Operating expenses for the advanced information services segment decreased by $27,000 during the third quarter of 2009, compared to the same period in 2008, as a result of cost-containment actions, net of severance packages, implemented in March, September and October by the Company to reduce costs to offset the decline in revenues. The September cost-containment actions resulted in $38,000 of a one-time charge in the third quarter of 2009. Other operating expenses for the third quarter of 2008 reflected a reversal of accruals for incentive compensation of $179,000, which resulted in lower other operating expenses during the respective period. These cost-containment actions, including layoffs and compensation adjustments, are expected to further reduce operating costs by $392,000 in the fourth quarter of 2009 and are expected to return the advanced information services segment to an operating profit.
Other and Eliminations
The other and eliminations segment, consisting primarily of revenues and expenses of subsidiaries that own real estate leased to other Company subsidiaries and costs relating to mergers or acquisitions, earned operating income of approximately $749,000 for the third quarter of 2009, compared to operating income of $90,000 for the same period in 2008. The operating income experienced in the third quarter of 2009 was due primarily to the net effects of the merger-related costs.

Interest Expense
Interest expense for the third quarter of 2009 increased by $52,000, or three percent, compared to the same period in 2008. Interest expense on long-term debt increased for the period as the average outstanding long-term debt increased by $23.1 million from the placement of $30.0 million of 5.93 percent Unsecured Senior Notes in the fourth quarter of 2008. This increase was partially offset by lower interest expense on short-term borrowings as the average short-term borrowings for the period decreased by $38.5 million.
Comparative results for the nine months ended September 30, 2009 and 2008
Operating income increased by $1.5 million, or eight percent, to $21.1 million for the first nine months of 2009, compared to $19.5 million for the same period in 2008. Operating income for the first nine months of 2009 and 2008 includes, respectively, $530,000 and $1.2 million in costs related to the merger that the Company does not expect to seek to recovery in future rate proceedings. Absent these costs, operating income for the first nine months of 2009 and 2008 would have been $21.6 million and $20.8 million, respectively. The increased operating results, net of the costs related to the merger, reflect increased gross margin of $5.1 million, or eight percent, which was partially offset by increased other operating expenses of $4.3 million.
Natural Gas Operations
Natural gas operating income for the first nine months of 2009 decreased by $602,000, as increased gross margin of $3.2 million was more than offset with increased other operating expenses of $3.8 million. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the nine months ended September 30, 2008	$47,035

Factors contributing to the gross margin increase for the nine months ended September 30, 2009:
New transportation services	1,449
Net customer growth	702
Natural gas marketing	627
Changes in rate structures	588
Weather	266
Changes in interruptible services, net of margin sharing	(408)
Other	9

Gross margin for the nine months ended September 30, 2009	$50,268

•
The natural gas transmission operations benefited from new transportation service contracts on the Delmarva Peninsula and in Florida, which became effective in late 2008 and in early 2009, contributing $1.4 million to gross margin. As mentioned previously, revenue from these new contracts and an expansion project completed in the fourth quarter of 2009, net of amounts from other transportation contracts that are expiring, are expected to contribute additional gross margin of $828,000 in the fourth quarter of 2009 and $3.4 million of additional gross margin in 2010.

•
Despite the continued slowdown in the new housing market and lower industrial growth in the region, the natural gas distribution operations in Delaware and Maryland experienced growth in residential, commercial and industrial customers, which contributed an additional $875,000 to gross margin. The natural gas distribution operation in Florida experienced a decline in gross margin of $173,000, due primarily to the loss of three industrial customers to either bankruptcy or plant closings.

•
The natural gas marketing operation experienced an increase of $627,000 in gross margin, as it benefited primarily from increased spot sales to customers on the Delmarva Peninsula. Spot sales are opportunistic transactions, the future availability of which is dependent upon market conditions.

•
New rate structures for the Delaware natural gas distribution operation and the natural gas transmission operations generated $588,000 of gross margin. The new rate structure for the Delaware natural gas distribution operation, implemented in October of 2008, allows a greater portion of the annual revenue requirements to be collected through non-volume-based charges and reduces weather-driven volatility in gross margin, which typically produces increased margins during heating seasons and reduced margin during non-heating periods. Compared to the previous rate structure, this resulted in an increase of $28,000 in margin during the first nine months of 2009. The new rate structure also allows the collection of miscellaneous service fees, including $260,000 during the first nine months of 2009, which, although not representing additional revenue, had previously been offset against operating expenses. In addition, ESNG changed its rates effective April 2009, to recover certain project costs in accordance with the terms of precedent agreements with certain customers. These rates generated $258,000 in gross margin for the first nine months of 2009 and will contribute $387,000 of annualized gross margin in 2009.

•	The eight-percent colder temperatures on the Delmarva Peninsula contributed $266,000 to the increased gross margin in the first nine months of 2009.

•
Lower margins from interruptible customers resulted in a decrease of $408,000 due to the reduction in the price of alternative fuels (propane and fuel oil), making those more attractive fuel choices to industrial customers with interruptible service contracts.

Other operating expenses for the natural gas segment increased by $3.8 million in the first nine months of 2009. This increase is attributable to $1.2 million of higher expenses related to plant investments made in 2008 and 2009, increased costs related to the economic slowdown, including $731,000 in higher allowances for uncollectible accounts and higher pension costs, increased compensation costs of $557,000 for non-executive employees associated with the compensation survey completed in the fourth quarter of 2008 and $107,000 in higher pipeline integrity costs to comply with various regulations. In addition, depreciation expense for the first nine months of 2008 included a reduction of $305,000 related to the depreciation credit included in the Delaware negotiated rate settlement agreement.
Propane Operations
The propane segment’s operating income for the first nine months of 2009 increased by $2.4 million as a $3.1 million increase in gross margin was partially offset by an increase in operating expenses of $749,000. Factors contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the nine months ended September 30, 2008	$14,158

Factors contributing to the gross margin increase for the nine months ended September 30, 2009:
Increases in margin per retail gallon	2,555
Increased volumes	713
Weather	584
Wholesale marketing and sales	(660)
Miscellaneous fees and other	(46)

Gross margin for the nine months ended September 30, 2009	$17,304

•
The period-over-period increase in margin per gallon is related to higher retail margins for the Delmarva propane operations as a result of sustaining retail prices and lower propane costs. The absence of inventory valuation adjustments, including a mark-to-market loss on price swap agreement, during the third and fourth quarters of 2008 ($975,000 and $300,000, respectively), which did not recur in 2009, contributed to relatively low propane inventory costs in 2009 for the Delmarva propane operations.

•
The Company’s propane distribution operations experienced higher non-weather-related volumes sold during the first nine months of 2009, which expanded gross margin by $713,000. Factors contributing to the increase in gallons sold were the timing of propane deliveries, increased wholesale sales and the addition of 167 new Community Gas Systems customers.

•	The Company estimates that colder weather during the first nine months of 2009 contributed an additional $584,000 in gross margin for the Delmarva propane distribution operations.

•
Decreased price volatility in the propane wholesale market during the period resulted in fewer market opportunities for the Company’s propane wholesale and marketing operation, which led to a $660,000 gross margin decrease compared to the first nine months of 2008. The propane wholesale and marketing operation experienced a 34-percent decrease in its trading volume during the first nine months of 2009 compared to the same period in 2008.

Other operating expenses for the propane segment increased by $749,000 for the first nine months of 2009, compared to the same period in 2008. The higher costs were due primarily to increased payroll costs, higher accruals for incentive compensation related to increased earnings, increased benefit costs primarily from the decline in the value of pension plan assets, and tank maintenance costs included in the operation’s maintenance program. These increases were partially offset with lower vehicle-related expenses.
Advanced Information Services
The advanced information services business experienced an operating loss of $448,000 for the nine months ended September 30, 2009, a decrease of $964,000, compared to operating income of $516,000 for the same period in 2008. Gross margin for the advanced information services segment was severely affected by a broad decline in information technology spending. The period-over-period decrease in gross margin of $1.2 million reflects lower consulting revenues due to a 30-percent reduction in the number of billable hours.
Other operating expenses for the advanced information services decreased by $228,000 during the quarter as a result of cost-containment actions, net of severance packages, implemented in March, September and October by the Company to reduce costs to offset the decline in revenues. These cost-containment actions, including layoffs and compensation adjustments, are expected to further reduce operating costs by $392,000 in the fourth quarter of 2009 and are expected to return the advanced information services segment to an operating profit.
Other and Eliminations
The other and eliminations segment, consisting primarily of revenues and expenses of subsidiaries that own real estate leased to other Company subsidiaries and costs relating to mergers and acquisitions, experienced an operating loss of approximately $260,000 for the first nine months of 2009, compared to an operating loss of approximately $966,000 for the same period in 2008. The operating losses experienced in the first nine months of 2009 and 2008 were due primarily to a portion of merger-related transaction costs of $530,000 and $1.2 million, respectively, which are not potentially recoverable through rates.
Interest Expense
Interest expense for the first nine months of 2009 increased by $285,000, or six percent, compared to the same period in 2008. Interest expense on long-term debt increased for the period as the average outstanding long-term debt increased by $23.1 million from the placement of $30.0 million of long-term debt in the fourth quarter of 2008. This increase was partially offset by lower interest expense on short-term borrowings as the average short-term borrowings for the period decreased by $28.1 million and the weighted average interest rate on such borrowings were lower.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
For the Periods Ended September 30, 2009 and 2008
(in Thousands, Except Shares and Per Share Data)

	Third Quarter		Year to Date
	2009	2008	2009	2008

Operating Revenues	$31,758	$49,698	$177,071	$219,028

Operating Expenses
Cost of sales, excluding costs below	14,416	33,651	106,105	153,170
Operations	11,001	10,341	34,820	31,853
Transaction-related costs	(675)	—	530	1,240
Maintenance	600	656	1,932	1,644
Depreciation and amortization	2,437	2,267	7,235	6,695
Other taxes	1,722	1,613	5,371	4,885

Total operating expenses	29,501	48,528	155,993	199,487

Operating Income	2,257	1,170	21,078	19,541

Other income (loss), net of other expenses	(26)	(91)	19	(11)

Interest charges	1,540	1,488	4,755	4,470

Income (Loss) Before Income Taxes	691	(409)	16,342	15,060

Income taxes (benefit)	383	(211)	6,636	5,865

Net Income (Loss)	$308	$(198)	9,706	9,195

Weighted Average Shares Outstanding:
Basic	6,883,070	6,815,886	6,859,516	6,807,919
Diluted	6,888,024	6,815,886	6,981,010	6,922,105

Earnings (Loss) Per Share of Common Stock:
Basic	$0.04	$(0.03)	$1.41	$1.35
Diluted	$0.04	$(0.03)	$1.40	$1.34

Chesapeake Utilities Corporation and Subsidiaries
Supplemental Income Statement Data (Unaudited)
For the Periods Ended September 30, 2009 and 2008
(in Thousands, Except Heating Degree Data)

	Third Quarter		Year to Date
	2009	2008	2009	2008
Gross Margin (1)
Natural Gas	$13,546	$12,492	$50,268	$47,035
Propane	2,782	2,117	17,304	14,158
Advanced Information Services	1,193	1,600	3,881	5,073
Other	(179)	(162)	(487)	(408)

Total Gross Margin	$17,342	$16,047	$70,966	$65,858

Operating Income (Loss)
Natural Gas	$3,181	$2,938	$18,432	$19,034
Propane	(1,570)	(2,135)	3,354	957
Advanced Information Services	(103)	277	(448)	516
Other	749	90	(260)	(966)

Total Operating Income	$2,257	$1,170	$21,078	$19,541

Heating Degree-Days — Delmarva Peninsula
Actual	80	69	3,003	2,772
10-year average (normal)	58	55	2,889	2,855

(1)
“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(in Thousands, Except Shares and Per Share Data)

	September 30,	December 31,
Assets	2009	2008

Property, Plant and Equipment
Natural gas	$322,527	$316,125
Propane	52,588	51,827
Advanced information services	1,434	1,439
Other plant	10,911	10,816

Total property, plant and equipment	387,460	380,207
Less: Accumulated depreciation and amortization	(104,822)	(101,018)
Plus: Construction work in progress	8,889	1,482

Net property, plant and equipment	291,527	280,671

Investments	1,834	1,601

Current Assets
Cash and cash equivalents	728	1,611
Accounts receivable (less allowance for uncollectible accounts of $1,246 and $1,159, respectively)	30,757	52,905
Accrued revenue	1,803	5,168
Propane inventory, at average cost	5,355	5,711
Other inventory, at average cost	1,542	1,479
Regulatory assets	671	826
Storage gas prepayments	7,713	9,492
Income taxes receivable	677	7,443
Deferred income taxes	2,591	1,578
Prepaid expenses	4,250	4,679
Mark-to-market energy assets	1,532	4,482
Other current assets	148	147

Total current assets	57,767	95,521

Deferred Charges and Other Assets
Goodwill	674	674
Other intangible assets, net	154	164
Long-term receivables	390	533
Regulatory assets	4,090	2,806
Other deferred charges	3,798	3,825

Total deferred charges and other assets	9,106	8,002

Total Assets	$360,234	$385,795

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(in Thousands, Except Shares and Per Share Data)

	September 30,	December 31,
Capitalization and Liabilities	2009	2008

Capitalization
Stockholders’ equity
Common stock, par value $0.4867 per share (authorized 12,000,000 shares)	$3,352	$3,323
Additional paid-in capital	69,138	66,681
Retained earnings	60,043	56,817
Accumulated other comprehensive loss	(3,526)	(3,748)
Deferred compensation obligation	1,333	1,549
Treasury stock	(1,333)	(1,549)

Total stockholders’ equity	129,007	123,073

Long-term debt, net of current maturities	86,282	86,422

Total capitalization	215,289	209,495

Current Liabilities
Current portion of long-term debt	6,656	6,656
Short-term borrowing	10,084	33,000
Accounts payable	26,355	40,202
Customer deposits and refunds	8,508	9,534
Accrued interest	2,184	1,024
Dividends payable	2,170	2,082
Accrued compensation	3,087	3,305
Regulatory liabilities	5,451	3,227
Mark-to-market energy liabilities	1,484	3,052
Other accrued liabilities	3,125	2,970

Total current liabilities	69,104	105,052

Deferred Credits and Other Liabilities
Deferred income taxes	41,234	37,720
Deferred investment tax credits	204	235
Regulatory liabilities	831	875
Environmental liabilities	425	511
Other pension and benefit costs	7,585	7,335
Accrued asset removal cost	21,317	20,641
Other liabilities	4,245	3,931

Total deferred credits and other liabilities	75,841	71,248

Total Capitalization and Liabilities	$360,234	$385,795

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, electric distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake’s businesses is available on the World Wide Web at www.chpk.com.
For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799